THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO CINTEL CORP. THAT SUCH REGISTRATION IS NOT REQUIRED.

CONVERTIBLE NOTE

FOR VALUE RECEIVED, CINTEL CORP., a Nevada corporation (the **"Company"**), hereby promises to pay to Eun Suk Shin, (the **"Holder"**) on order, without demand, the sum of Two Hundred Forty Six Thousand Four Hundred Only ($246,400, **"Principal Amount"**), with any accrued and unpaid interest eighteen months from the date on which this note is dated (the **"Maturity Date"**).

The following terms shall apply to this Note:

ARTICLE I
GENERAL

1.1 Conversion Privileges. The Conversion Privileges set forth in Article II shall remain in full force and effect immediately from the date hereof and until the Note is paid in full.

1.2 Interest Rate. There shall be no interest payable due on this Note.

ARTICLE II
CONVERSION RIGHTS

The Holder, within his sole discretion and at his option, shall have the right to convert the principal amount and interest due under this Note into Shares of the Holder's Common Stock as set forth below. If the Holder does not elect to convert the principal amount and interest due under this Note, then the Principal Amount, with any accrued and unpaid interest, must be paid thirty six months from the date on which this Note is dated must be paid

2.1. Conversion into the Holder's Common Stock.

(a) The Holder shall have the option, within his sole discretion, from and after the issuance of this Note and then at any time until this Note is fully paid, to convert any outstanding and unpaid principal portion of this Note, and/or at the Holder's election with the Company's consent, the interest (if any) accrued on the Note, (the date of giving of such notice of conversion being a **"Conversion Date"**) into fully paid and nonassessable shares of common stock of Holder as such stock exists on the date of issuance of this Note, or any shares of capital stock of Holder into which such stock shall hereafter be changed or reclassified (the **"Common Stock"**) at the conversion price as defined in Section 2.1(b) hereof (the **"Conversion Price"**), determined as provided herein. Upon delivery to the Company of a Notice of Conversion as attached hereto as Exhibit A and as described in Section 3 of the purchase agreement entered into

E.S. Shin SDKim

between the Company and Holder relating to this Note (the **"Purchase Agreement"**) of the Holder's written request for conversion, the Company shall issue and deliver to the Holder within three business days from the Conversion Date that number of shares of Common Stock for the portion of the Note converted in accordance with the foregoing. At the election of the Holder, the Company will deliver accrued but unpaid interest on the Note through the Conversion Date directly to the Holder on or before the Delivery Date (as defined in the Purchase Agreement). The number of shares of Common Stock to be issued upon each conversion of this Note shall be determined by dividing that portion of the principal of the Note to be converted and interest, if any, by the Conversion Price.

(b) The Conversion Price per share shall be $0.35.

(c) The Conversion Price described in Section 2.1(b) above and number and kind of shares or other securities to be issued upon conversion determined pursuant to Section 2.1(a) and 2.1(b), shall be subject to adjustment from time to time upon the happening of certain events while this conversion right remains outstanding, as follows:

A. Merger, Sale of Assets, etc. If the Holder at any time shall consolidate with or merge into or sell or convey all or substantially all its assets to any other corporation, this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase such number and kind of shares or other securities and property as would have been issuable or distributable on account of such consolidation, merger, sale or conveyance, upon or with respect to the securities subject to the conversion or purchase right immediately prior to such consolidation, merger, sale or conveyance. The foregoing provision shall similarly apply to successive transactions of a similar nature by any such successor or purchaser. Without limiting the generality of the foregoing, the anti-dilution provisions of this Section shall apply to such securities of such successor or purchaser after any such consolidation, merger, sale or conveyance.

B. Reclassification, etc. If the Holder at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes, this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

C. Stock Splits, Combinations and Dividends. If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock in shares of Common Stock, the Conversion Price shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

(d) During the period the conversion right exists, Holder will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Common Stock upon the full conversion of this Note. Holder represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable. Holder agrees that its issuance of this Note shall constitute full authority to its officers, agents, and

E.S. Shi

SDKZM

transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of this Note.

2.2 Method of Conversion. This Note may be converted by the Holder in whole or in part as described in Section 2.1(a) hereof and the Purchase Agreement. Upon partial conversion of this Note, a new Note containing the same date and provisions of this Note shall, at the request of the Holder, be issued by the Holder to the Holder for the principal balance of this Note and interest which shall not have been converted or paid.

ARTICLE III
MISCELLANEOUS

3.1 Notices. Any notice herein required or permitted to be given shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at the address as set forth on the signature page to the Purchase Agreement executed in connection herewith and to the Holder at the address set forth on the signature page to the Purchase Agreement for such Holder, or at such other address as the Company or the Holder may designate by ten days advance written notice to the other parties hereto. A Notice of Conversion shall be deemed given when made to the Company pursuant to the Purchase Agreement.

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E.S.Shen SDKJM

IN WITNESS WHEREOF, the Company has caused this Note to be signed in its name effective as of this 15 day of December 2005.

CINTEL CORP.

By: ______________________

E.G. Shin